KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

March 6, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Nuveen Short-Term REIT ETF (the Fund) and, under the date of February 28, 2025, we reported on the financial statements of the Fund as of and for the years ended December 31, 2024 and 2023. On October 24, 2024, we were notified that the Fund appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Fund’s financial statements as of and for the year ended December 31, 2024, and the issuance of our report thereon. On February 28, 2025, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund included under Item 8 of Form N-CSR dated March 6, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part  of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.